Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS 2009 OPERATING RESULTS

OVERLAND PARK, Kansas (March 22, 2010) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced its operating results for the quarter and year ended December 31, 2009.  An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, March 23, 2010 (see details below).

For the three months ended December 31, 2009, Digital Ally reported record revenue of approximately $9.2 million, which represented a 38% increase when compared with revenue of approximately $6.7 million in the fourth quarter of 2008.  International revenue approximated $3.4 million, reflecting a large shipment to the Turkish National Police Department.  In the year-earlier quarter, international revenue totaled approximately $0.6 million.  International orders are often larger in size than typical domestic orders, and timing of the receipt and shipment of such orders can have a significant impact upon the Company’s sales in particular quarters.

Gross profits increased 28% to $4,727,911 in the final quarter of 2009, compared with $3,681,480 in the prior-year period.  Gross profit margins approximated 51.1% of revenue in the three months ended December 31, 2009, versus 55.1% in the fourth quarter of 2008 and 58.4% in the third quarter of 2009.

Selling, General and Administrative (“SG&A”) expenses declined 6% to $4,386,744 (47.4% of sales) in the fourth quarter of 2009, compared with $4,662,603 (69.8% of sales) in the year-earlier quarter.  Sales commission expense was higher than normal in the quarter ended December 31, 2009, reflecting payment of a $520,000 commission to a distributor on a large international order that was shipped during the quarter.  Research and development, stock-based compensation and general and administrative expense categories each declined when compared with the fourth quarter of 2008.

Operating income improved by $1,385,290 to $341,167 in the fourth quarter of 2009, compared with an operating loss of ($1,044,123) in the prior-year period.

The Company reported pretax income of $349,428 in the quarter ended December 31, 2009, versus a pretax loss of ($1,037,046) in the quarter ended December 31, 2008.  After an income tax provision of $80,000, the Company reported net income of $269,428 in the fourth quarter of 2009.  This compared with a net loss of ($609,046), including an income tax benefit of $428,000, in the fourth quarter of 2008.

Basic and diluted earnings per share of $0.02 in the most recent quarter compared with a net loss of ($0.04) per share in the prior-year quarter.

On a non-GAAP basis, the Company reported adjusted net income (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of $939,325, or $0.06 per diluted share, in the quarter ended December 31, 2009, versus an adjusted net loss of ($381,697), or ($0.02) per share, in the quarter ended December 31, 2008.  (Non-GAAP adjusted net income is described in greater detail in a table at the end of this news release).

“Domestic and international sales were strong during the fourth quarter of 2009,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “I am pleased to report that our average invoice size improved to $10,740 in the quarter, which was significantly higher than the average invoice of $7,304 for the year as a whole. We shipped ten orders valued at more than $100,000 each in the final three months of the year, versus 24 individual orders of $100,000 or more for the full year.  Growing acceptance of our feature-rich DVM-750 In-Car Digital Video System has allowed us to successfully pursue market opportunities within larger law enforcement departments, and this, along with higher international sales, was a factor in the increase in average invoice size during the three months ended December 31, 2009.”

“While our fourth quarter was the most profitable during 2009 and substantially better than the prior-year period, gross profit margins declined, partially due to the inclusion of certain third-party radar equipment in the Turkish order.  The gross margin earned on equipment provided by third parties is significantly lower than the margin we earn on our proprietary DVM-750 In-Car Digital Video Systems, which represented the bulk of the Turkish sale.  Also, the Turkish contract included certain specifications that were unique, such as the creation of software to allow the DVM-750 to handle the Turkish language, along with external monitors and handheld remote controllers.  This increased the cost of goods sold for the Turkish order, but resulted in our development of language pack software architecture that we believe will enable our products to be more competitive in foreign markets in the future.  In this regard, we have already developed Spanish and Arabic language packs that should strengthen outstanding international opportunities.  And, finally, gross margins for the fourth quarter were negatively impacted by our efforts to identify and dispose of excess and obsolete component parts as production of the DVM-500 legacy product line was coming to an end.  We ceased production of the DVM-500 in January 2010 and expect gross profit margins to return to more normal levels as our engineers are able to undertake new cost reduction initiatives for our existing product line during the balance of the year.  Margins on the FirstVu product are attractive and expected to favorably impact overall gross margins in 2010 as well.”

“We also incurred additional marketing and distribution expenses in the fourth quarter, as we geared up for the production and sale of such new products as the FirstVu and the DVM-250 in 2010.  We delivered our first pilot production units of the FirstVu in December 2009, and initial customer response to this wearable body camera has been encouraging.  While we are dealing with certain component shortage issues currently, we expect to be capable of meeting demand for the FirstVu during the second quarter.  In anticipation of our entry into non-law-enforcement markets this year, we began staffing up to target new opportunities for our DVM-250 and FirstVu products in such markets as private security, taxicab and school bus fleets, limousine service providers, long-haul truck operators and other vehicle fleet owners.  We believe these represent significant new markets, and we intend to exploit them in 2010 and future years.”

“We expect that sales of new products introduced in 2009 and 2010, including the DVM-750, DVM-500 Plus, DVM-500 Ultra, FirstVu, and DVM-250, will have a growing impact on revenue during the current year,” added Ross.  “We are also bidding on several large international prospects that could have a significant impact upon 2010 revenue.  A growing number of international projects are requiring prime contractors to supply integrated solutions that include in-car digital video, radar, license plate recognition and/or other technologies.  In response to such trends, Digital Ally may seek to expand its production capabilities to include one or more of these technologies in the future.”

“We are excited about the outlook for 2010, particularly regarding opportunities in international markets, where our DVM-750 is now available in several languages, including Spanish, Arabic and Turkish.  Our new product engineering efforts have been very productive, as illustrated by the launch of our DVM-500 Ultra, FirstVu, and soon-to-be-released DVM-250 event recorder.  These new products broaden our sales opportunities, not only across the Company’s traditional customer base, but also in domestic and global markets outside the law enforcement industry.  This diversification of our product line should generate significant incremental revenues in 2010 and beyond,” concluded Ross.

For the twelve months ended December 31, 2009, the Company reported revenue of approximately $26.4 million, compared with revenue of approximately $32.6 million in the previous year.  International revenue decreased 54% to approximately $4.0 million (vs. $8.6 million in 2008), and this represented almost three-quarters of the total decline in the Company’s 2009 revenue.  The Turkish sale contributed approximately 85% of the Company’s total international revenue in 2009.  Since January 1, 2009, the Company has focused on improving its international business by hiring an international sales manager and a salesman to cover Europe and the Middle East, and appointing international distribution agents in 11 new countries.  Currently, 36 agents are representing Digital Ally products in various countries outside the United States.  The Company experienced an increase in inquiries and bid activity from international customers in the fourth quarter of 2009.

Gross profits declined to $13,433,044 (50.9% of revenue) in 2009, versus $19,644,794 (60.2% of revenue) in 2008, primarily due to production inefficiencies and resultant increases in cost of goods sold when the Company transitioned from its legacy DVM-500 product line to the new DVM-750, upgraded its DVM-500 Plus product lines, and introduced the DVM-500 Ultra and FirstVu.  Management expects production efficiencies for these new products to improve and anticipates an improvement in gross profit margins as a percentage of sales in 2010, reflecting economies of scale, more effective cost containment initiatives, and better utilization of fixed manufacturing overhead components.

Total SG&A expenses increased modestly (5%) to $15,222,711 (57.7% of revenue) in 2009, compared with $14,544,759 (44.6% of revenue) in 2008, primarily due to higher research and development costs; selling, advertising and promotional expense; charges related to the purchase and cancellation of employee stock options; vendor settlements and credits; and general and administrative expense.  Such increases were partially offset by lower stock-based compensation expense.

An operating loss of ($1,789,667) was recorded in the twelve months ended December 31, 2009, compared with operating income of $5,100,035 in 2008.  The Company reported a pretax loss of ($1,754,317) in 2009, versus pretax income of $5,178,630 in the previous year.  After an income tax benefit of $640,000, the Company reported a net loss of ($1,114,317) in 2009, versus net income (after income tax expense of $1,825,000) of $3,353,630 in the year ended December 31, 2008.

The Company recorded a net loss per share of ($0.07) in 2009, compared with basic earnings per share of $0.22 and diluted earnings per share of $0.19 in the previous year.

On a non-GAAP basis, the Company reported adjusted net income (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of $918,522, or $0.06 per diluted share, in the twelve months ended December 31, 2009, versus adjusted net income of $7,233,149, or $0.41 per diluted share, in the twelve months ended December 31, 2008.

The Company used $210,237 in net cash in its operating activities during 2009, compared with $4,469,848 in net cash used in operating activities during 2008.  As of December 31, 2009, the Company had no long or short-term debt outstanding, working capital totaled $14,516,375, and shareholders’ equity totaled $17,566,334.  The Company’s current ratio stood at 4.8-to-1.0.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to SFAS 123(R).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time tomorrow, March 23, 2010, to discuss its fourth quarter and 2009 operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on March 23, 2010.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=67225.  A replay of the conference call will be available one hour after the completion of the conference call until 5:00 p.m. on Monday, May 24, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 438894.

The call will also be archived on the Internet through April 9, 2010, at www.videonewswire.com/event.asp?id=67225 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components on a timely basis, and have them perform as planned or advertised; its ability to achieve higher revenue and improved production efficiencies and profitability in 2010; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products; whether the initial interest in its new products will translate into sales; whether its recent international initiatives will increase revenues outside of the U.S.; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008
(unaudited)

	2009	2008

Assets
Current assets:
Cash and cash equivalents	$183,150	$1,205,947
Accounts receivable-trade, less allowance for doubtful accounts of $110,000 - 2009 and $90,000 – 2008	8,398,353	6,242,306
Accounts receivable-other	476,049	414,176
Inventories	7,370,505	8,359,961
Prepaid income taxes	—	85,943
Prepaid expenses	224,923	217,916
Deferred taxes	1,695,000	1,345,000

Total current assets	18,347,980	17,871,249

Furniture, fixtures and equipment	3,010,977	2,471,205
Less accumulated depreciation and amortization	1,592,874	738,554

	1,418,103	1,732,651

Deferred taxes	1,160,000	975,000
Intangible assets, net	336,182	365,643
Other assets	135,674	149,066

Total assets	$21,397,939	$21,093,609

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,000,541	$2,791,565
Accrued expenses	1,781,969	1,053,624
Income taxes payable	9,171	—
Customer deposits	39,924	84,039

Total current liabilities	3,831,605	3,929,228

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued: 16,169,739 – 2009 and 15,926,077 – 2008	16,170	15,926
Additional paid in capital	20,007,430	18,428,292
Treasury stock, at cost (shares: 248,610 – 2009 and 210,360 - 2008)	(1,687,465)	(1,624,353)
Retained earnings (deficit)	(769,801)	344,516

Total stockholders’ equity	17,566,334	17,164,381

Total liabilities and stockholders’ equity	$21,397,939	$21,093,609

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS
ENDED DECEMBER 31, 2009 AND 2008
(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2009	2008	2009	2008

Product revenue	$9,048,241	$6,538,182	$25,318,294	$32,324,678
Other revenue	196,949	146,299	1,047,959	300,799

Total revenue	9,245,190	6,684,481	26,366,253	32,625,477
Cost of revenue	4,517,279	3,066,001	12,933,209	12,980,683

Gross profit	4,727,911	3,681,480	13,433,044	19,644,794

Selling, general and administrative expenses:
Research and development expense	800,658	1,231,458	3,603,696	3,171,721
Selling, advertising and promotional expense	1,489,159	841,196	3,411,693	3,341,985
Stock-based compensation expense	345,876	493,006	1,399,879	1,599,264
Charges related to purchase and cancellation of employee stock options	—	—	358,104	—
Vendor settlements and credits	—	—	(278,173)	—
General and administrative expense	1,751,051	2,096,943	6,727,512	6,431,789

Total selling, general and administrative expenses	4,386,744	4,662,603	15,222,711	14,544,759

Operating income (loss)	341,167	(1,044,123)	(1,789,667)	5,100,035

Interest income	8,261	7,077	35,350	78,595

Income (loss) before income tax benefit (provision)	349,428	(1,037,046)	(1,754,317)	5,178,630
Income tax benefit (provision)	(80,000)	428,000	640,000	(1,825,000)

Net income (loss)	$269,428	$(609,046)	$(1,114,317)	$3,353,630

Net income (loss) per share information:
Basic	$0.02	$(0.04)	$(0.07)	$0.22
Diluted	$0.02	$(0.04)	$(0.07)	$0.19

Weighted average shares outstanding:
Basic	15,821,075	15,715,717	15,797,991	15,319,257
Diluted	16,572,850	15,715,717	15,797,991	17,509,091

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE MONTHS AND YEARS ENDED
DECEMBER 31, 2009 AND 2008
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,

	2009	2008	2009	2008

Net income (loss)	$269,428	$(609,047)	$(1,114,317)	$3,353,630
Non-GAAP adjustments:
Income tax provision (benefit)	80,000	(428,000)	(640,000)	1,825,000
Stock-based compensation	345,876	493,006	1,757,983	1,599,264
Depreciation and amortization	244,021	162,344	914,856	455,255

Total Non-GAAP adjustments	669,897	227,350	2,032,839	3,879,519

Non-GAAP adjusted net income (loss)	$939,325	$(381,697)	$918,522	$7,233,149

Non-GAAP adjusted net income (loss) per share information:
Basic	$0.06	$(0.02)	$0.06	$0.47
Diluted	$0.06	$(0.02)	$0.06	$0.41

Weighted average shares outstanding:
Basic	15,821,075	15,715,717	15,797,991	15,319,257
Diluted	16,572,850	15,715,717	15,797,991	17,509,091

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008
(unaudited)
	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$(1,114,317)	$3,353,630
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	914,856	455,255
Stock based compensation	1,757,983	1,599,264
Reserve for inventory obsolescence	31,304	332,793
Reserve for bad debt allowance	34,066	61,776
Deferred tax (benefit) provision	(535,000)	(545,000)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(2,190,113)	(5,781,071)
Accounts receivable - other	(61,873)	(202,489)
Inventories	958,152	(5,728,656)
Prepaid income taxes	85,943	(85,943)
Prepaid expenses	(7,007)	14,985
Other assets	13,392	(84,059)
Increase (decrease) in:
Accounts payable	(791,024)	1,782,734
Accrued expenses	728,345	545,929
Income taxes payable	9,171	(26,000)
Customer deposits	(44,115)	(159,132)
Unearned income	—	(3,864)

Net cash used in operating activities	(210,237)	(4,469,848)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(539,772)	(1,290,887)
Additions to intangible assets	(31,075)	(383,976)

Net cash (used in) investing activities	(570,847)	(1,674,863)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	261,399	2,374,972
Excess (deficiency) in tax benefits related to stock-based compensation	(120,000)	2,345,000
Purchase of common shares for treasury	(63,112)	(1,624,353)
Purchase of employee stock options	(320,000)	—

Net cash provided by (used in) financing activities	(241,713)	3,095,619

Decrease in cash and cash equivalents	(1,022,797)	(3,049,092)
Cash and cash equivalents, beginning of period	1,205,947	4,255,039

Cash and cash equivalents, end of period	$183,150	$1,205,947

Supplemental disclosures of cash flow information:
Cash payments for interest	$—	$—

Cash payments for income taxes	$21,811	$136,943

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$58,750	$—

Common stock surrendered as consideration for exercise of stock options	$321,743	$539,566

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 FILED WITH THE SEC)